Exhibit 99.1

WEED Inc. (USA) Acquires Hempirical Genetics LLC, w/Over 250
Proprietary Cannabis & Hemp Strains for $750,000.00

HEMP BioSciences Inc., a wholly-owned Division of WEED Inc will oversee our Genetics Programs. Panama Red, Acapulco Gold, Red Bud Colombian & Santa Marta Gold top the list.

Tucson, Arizona (July 19th, 2022) WEED, Inc. (OTCQB:BUDZ) (“WEED” or the “Company”) a global cannabis & hemp bioresearch company based in the USA, focused on the development and application of cannabis–derived compounds for the treatment of human and animal diseases, announced today that it acquired 100% of Hempirical Genetics, LLC, for 2 million shares of common stock valued at $.25 per share and $250,000 in cash over 4 years. One million shares and $10,000.00 was paid on signing this agreement. The Company views the acquisition as a game changer, which will help ensure WEED’s growth and dedication to new discoveries in the medical cannabis field. WEED’s researchers now will have a plethora of options to discovering the TRUE benefits of the Cannabaceae plant.

Glenn E. Martin, WEED, Inc.’s Chief Executive Officer states, “Our teams in USA, Australia and Israel are excited that a pipeline of Original “Landrace” strains from the 1970s’ can now be moved into clinical trials and product development for the global market. WEED now has over 15 “PURE” original, pristine, F-1 grade cannabis strains today, including, Panama Red, Acapulco Gold, Red Bud Colombian & Santa Marta Gold. Our newly acquired inventory includes over 30 CBD & CBG strains as WEED believes that multiple combinations of precise cannabinoid strains will create the entourage effect to achieve the medical outcome desired. Eventually, WEED plans to bring our unique desired strains to the Adult Use markets once the “Law of the Land” brings back the Freedoms lost 70+ years ago.”

Mr. Jeffery Miller, the previous owner of Hempirical Genetics, will lead the charge in strain & product development as HEMP BioScience’s new Chief Executive Officer. Mr. Martin comments, “I’ve known Jeff for a half a century. His horticulture skills and dedication the Canabacae plant cannot be duplicated. I’m extremely proud to have my old friend and his team, (whose strains WEED bought in the acquisition), which we believe will bring year-over-year success to the benefit of WEED’s shareholders.”

Mr. Jeffery Miller comments, “I’ve known Glenn Martin for 50+ years and Honored to take the helm of HEMP BioSciences to buildout our genetic studies. My goal is to bring the strongest, highest quality THC and Hemp products to market at affordable prices. “Double the quality, Half the Price” should be the mantra for the cannabis industry, while creating Diversity & Equality to the cannabis sector. Our Veterans have been highly overlooked, and I look to develop Vet programs at low or NO cost, which I know is a priority of Glenn and mine.”

“WEED looks to reinstitute its R & D in clinical trials domestically as well as in Israel in conjunction with sister company, WEED Israel Cannabis Ltd. on product development and educational tools for doctors, health practitioners and the public. Jeff will be the key coordinator for our studies globally.” states Glenn E. Martin , “Our main goal now is to buildout a pipeline of highly effective products, both pharma and non-pharma, to deepen knowledge and uses of Cannabis and its derivative forms from high THC to CBD & CBG compounds. Research is key to long term success. An informed customer is your best patient.” Martin continues; “We believe the majority of discoveries in Cannabis and Hemp are yet to be found. These are exciting times ! Jeffery Miller and WEED look to change global health mentality to natural remedies.”

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. While legal in certain states, cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation. Investors should carefully read the risk factors and disclosures contained in our offering circular before making any decision to invest in our company.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include statements with respect to future revenue and profits. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment; and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

Legal Notice

The information is provided for convenience only, is not investment advice and may not be relied upon in considering an investment in WEED, Inc. No representation or warranty, express or implied, is made as to the accuracy or completeness of any information contained herein, and any investment decision should be based solely on the information contained in the offering circular and related materials, and the investors independent research. No representation or warranty, express or implied, is made as to the future performance of any investment in WEED, Inc. or that investors will or are likely to achieve favorable results, will make any profit at all or will be able to avoid incurring a loss on their investment. In addition, prospective investors are encouraged to consult with their financial, tax, accounting or other advisors to determine whether an investment in WEED, Inc. is suitable for them.

Media Contact:
Glenn E. Martin, CEO
1-520-818-8582
Glenn@WEEDincUSA.com

Source: WEED, Inc.